Exhibit 10.10


			AXCELIS TECHNOLOGIES, INC.

			EXECUTIVE OFFICER AGREEMENT


This Agreement is entered into effective this 18th day of December, 2003 by and between Axcelis Technologies, Inc., a Delaware corporation with its principal office at 108 Cherry Hill Drive, Beverly, Massachusetts 01915 ("Axcelis" of the "Company") and Stephen G. Bassett, with an address at 2 Keystone Way, Andover, Massachusetts ("Executive").

In consideration of the mutual covenants and promises contained herein, Axcelis and Executive agree as follows:

1. Employment and Term.

1.1.  	Employment.  The Company hereby offers to employ the Executive as the Chief Financial Officer of the Company and the Executive hereby accepts such employment with the Company, for the Term set forth in
Section 1.2.

1.2.  	Term.  The term of the Executive's employment under this Agreement
(the "Term") shall commence on the date hereof and end on June 30, 2004, subject its earlier termination as provided in Section 3 or its extension by mutual written agreement.

1.3.  	Duties.  During the Term, the Executive shall serve as Chief
Financial Officer of the Company. The Executive shall report to the Chief Executive Officer and perform duties consistent with his position.
The Executive shall devote his best skill and efforts (reasonable sick leave and vacations excepted) to the performance of his duties under this Agreement.

1.4.  	Base Salary.  For services performed by the Executive for the Company pursuant to this Agreement during the Term, the Company shall pay the Executive a base salary at the rate of at least $276,000 per year, payable in accordance with the Company's regular payroll practices (but no less frequently than monthly). Any compensation which may be paid to the Executive under any additional compensation or incentive plan of the Company or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the base salary to which the Executive shall be entitled under this Agreement.

1.5.  	Expense Reimbursement.  The Company shall reimburse the Executive, upon a proper accounting, for reasonable business expenses and disbursements incurred by him in the course of the performance of his duties under this Agreement.

1.6.  	Vacation.  The Executive shall be entitled to vacation and paid time off during the Term of this Agreement in accordance with the Company's policies applicable to senior executives, or such greater period as the Board shall approve, without reduction in salary or other benefits.

1.7.  	Participation in Benefit Plans.  With the exception of the short-term disability, long-term disability, flexible spending account plan, and the 401(k) plan, the Executive shall also participate in the various benefit plans maintained in force by the Company from time to time, including any medical, group life insurance, supplemental life insurance coverage, business travel insurance, sick leave, and other similar retirement and welfare benefit plans, programs and arrangements.

2. Exclusivity; Non-Solicitation.

2.1.   	Exclusivity and Non-Compete.  Executive shall not, during the term of this Agreement, and for a period of one (1) year thereafter, organize or serve in any capacity (whether as an officer, director, employee, consultant or otherwise) any person, firm, corporation or other entity which is in direct competition with Axcelis or which may otherwise give rise to a conflict of interest or appearance of a conflict of interest with Executive's employment by the Company, without the prior written consent of Axcelis.

2.2.   	Non-Solicitation.  Executive agrees that during the term of this
Agreement and for a period of one (1) year thereafter, Executive shall not induce or attempt to induce any of Axcelis' employees or independent contractors to terminate their employment or contractual relationships with Axcelis, or solicit, divert or take away, or attempt to divert or take away the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of Axcelis which were contracted, solicited or served by Axcelis during the period in which Executive was employed by Axcelis.

3.  	Early Termination of Employment; Effect of Termination.

3.1.  	Early Termination .  The Term will end  prior to June 30, 2004 as follows:

(a) upon 30 days' prior written notice by Axcelis, without cause; or
(b) immediately, by written notice from Axcelis to Executive, if Executive fails to perform or observe any of the terms, covenants, obligations or conditions of this Agreement; or
(c) upon 30 days' prior written notice from Executive to Axcelis, without cause, or
(d) upon 10 days written notice from Executive to Axcelis, if Axcelis fails to perform or observe any of the terms, covenants, obligations or conditions of this Agreement; or
(e) immediately, in the event of the Executive's death.

3.2.   	Effect of Early Termination.  In the event of termination in accordance with Section 3.1(a) or (d), the Company shall continue to make payments to Executive through the remainder of the Term of the Agreement as provided in Section 1.2 above (which amount may be paid in a lump sum if
requested by the Executive).   In the event of any other termination prior to
the end of the Term, the Company shall have no further obligations to the Executive after his termination of employment, except as set forth in Section 3.4.

3.3.  	Separation Payment and Option Acceleration; Release of Claims.  In the
event the Executive's employment with the Company terminates either on June 30, 2004 or prior to such date as a result of a termination in accordance with
Section 3.1(a) or (d), then (on the condition that the Executive executes and delivers the Release of Claims described below):

(a) the Company shall make a lump sum payment to Executive in the amount of $23,000 (the "Separation Payment"), which shall be paid by check or wire transfer to a bank account designated by Executive; and

(b) All stock options awarded to the Executive by the Company on or before the date of termination shall become fully vested as of the date of termination and shall remain in effect and exercisable in accordance with the terms and conditions of their grant.

In consideration of the Separation Payment and option acceleration provisions of this Section 3.3, upon termination of his employment with the Company, Executive agrees to execute and deliver to the Company a separation agreement containing a Release of Claims in substantially the form attached here to as Exhibit A.

3.4. 	Accrued Vacation.    Upton termination of Executive's employment for
any reason, the Company will make a lump sum payment equal to Executive's unused accrued vacation time.

3.5.  	Full Compensation; No Other Compensation.  The Executive acknowledges that upon his termination of employment for any reason, the payments and benefits specified in this Agreement are good, sufficient and valuable consideration and that such payments, when received, will constitute payment in full for any and all wages, including accrued unused vacation pay.
Unless otherwise provided for expressly in this Agreement, all other benefits will cease as of the date of termination of employment.

4. Miscellaneous.

4.1. Entire Agreement. This Agreement represents the entire and integrated agreement between Axcelis and Executive with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements (including but not limited to the Consulting Agreement between the Company and the Executive dated as of June 9, 2003, as amended), either written or oral. This Agreement may be amended only by written instrument signed by both Axcelis and Executive.

4.2. No Inadvertent Waivers. No waiver of any portion of this Agreement shall be effective unless in writing. The failure of a party at any time to require performance by the other of any provision shall in no way affect the right of such party to enforce that or any other provision of this Agreement. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach of the same or any other provision of this Agreement.

4.3. Governing Law. This Agreement and the rights and obligations of the parties shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. Any action brought pursuant to or in connection with this Agreement shall be brought only in the state or federal courts within the Commonwealth of Massachusetts without regard to its conflict of laws provisions. In any such action, Executive submits to the personal jurisdiction of the courts of the Commonwealth of Massachusetts, waives any objections to venue of such courts, and agrees to accept service of process by any means reasonably calculated to give effective notice of the action.

4.4. Severablility. The provisions of this Agreement are severable and if any of the provisions hereof are held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall remain binding and enforceable by and between the parties.

4.5. Section Headings. Section headings are for convenience only and shall not be considered in the interpretation of this Agreement.

4.6. Availability of Equitable Remedies. The Executive agrees and warrants that the covenants contained herein are reasonable, that valid consideration has been and will be received therefor and that the agreements set forth herein are the result of arms-length negotiations between the parties hereto. The Executive recognizes and acknowledges that the provisions of Section 2 are vitally important to the continuing welfare of the Company, and its subsidiaries and affiliates, and that money damages constitute a totally inadequate remedy for any violation thereof. Accordingly, in the event of any such violation by the Executive, the Company, and its subsidiaries and affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to obtain an injunction restraining any action by the Executive in violation of this Agreement.


		IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


AXCELIS TECHNOLOGIES, INC.

By:	__/s/ Mary G. Puma______________________
Mary G. Puma, Chief Executive Officer


EXECUTIVE

/s/ Stephen G. Bassett_______________________
Stephen G. Bassett


Exhibit A
RELEASE OF CLAIMS
General Release and Covenant Not to Sue.
(f) Release. In consideration of the Company's covenants in this Agreement, the Executive hereby releases and discharges the Company and its officers, directors, agents, employees, successors and assigns ("Released Parties") from any and all claims by the Executive arising before the signing of this Agreement, including all claims arising out of the Executive's employment with the Company or the termination thereof (except those relating to performance of this Agreement and the Company's obligations under the Indemnification Agreement between the Executive and the Company dated June 26, 2003 (the "Indemnification Agreement")) and claims arising under common law and claims arising under federal or state labor and employment laws and laws prohibiting discrimination on the basis of age, sex, race, national origin or disability. The laws referred to in the preceding sentence include Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967 (ADEA), as amended; the Fair Labor Standards Act of 1938, as amended; the Americans With Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Family and Medical Leave Act of 1993, as amended; Chapter 151B of the Massachusetts General Laws, Chapter 149 of the Massachusetts General Laws; the Massachusetts Civil Rights Act and the Massachusetts Equal Rights Law; or any other state or federal law, order, public policy or regulation affecting or relating to the rights and/or claims of employees. Nothing in this Agreement shall be construed to be a release of certain ADEA and Title VII rights that is not allowed by law, except that the Employee waives and shall not accept any damages from any such claims.

(g) Covenant Not to Sue. The Executive represents and warrants that he has not filed any complaints, charges, or claims for relief against the Released Parties with any local, state or federal court or administrative agency.
The Executive agrees and covenants not to sue or bring any claims or charges against the Released Parties with respect to any matters arising out of or relating to the Executive's employment with or separation from the Company, other than enforcement of the terms of this Agreement or the Indemnification Agreement. In the event that the Executive institutes any such action, that claim shall be dismissed upon presentation of this Agreement and he shall reimburse the Company for all legal fees and expenses incurred in defending such claim and obtaining its dismissal.

(h) No Implied Admission. It is understood and agreed that this Agreement does not constitute any admission by the Company that any action taken with respect to the Executive was unlawful or wrongful, or that such action constituted a breach of contract or violated any federal or state law, policy, rule or regulation.

Compliance with Federal Older Workers Benefit Protection Act of 1990.

(i) Time To Consider Agreement. The Executive acknowledges that he has been advised in writing to consult with an attorney and has had ample opportunity to consult with and review this Agreement with an attorney of his choice, and has been given a period of at least forty-five (45) days within which to consider whether to sign this Agreement. If the Executive has signed this Agreement prior to the end of this forty-five (45) day period, he represents that he has done so knowingly and voluntarily.

(j) Revocation Right. It is agreed and understood that for a period of seven (7) days following the execution of this Agreement, which period shall end at 5:00 p.m. on the seventh day following the date of execution by the Executive, he may revoke this Agreement. This Agreement will not become effective until this revocation period has expired. This seven
(7) day revocation period cannot be shortened by agreement of the parties or by any other means